Exhibit 99.1

For more information, contact:
Teresa Paulsen MEDIA Vice President, Communication & External Relations ConAgra Foods, Inc. tel: 402-240-5210
Chris Klinefelter ANALYSTS Vice President, Investor Relations ConAgra Foods, Inc. tel: 402-240-4154 www.conagrafoods.com

FOR IMMEDIATE RELEASE

CONAGRA FOODS POSTS DOUBLE-DIGIT COMPARABLE EPS GROWTH IN

FISCAL 2014 THIRD QUARTER; REAFFIRMS FULL FISCAL-YEAR EPS

Fiscal 2014 Third-quarter Highlights (% cited vs. year-ago period amounts, where applicable):

•	Diluted EPS from continuing operations of $0.58 as reported vs. $0.28 a year ago. Comparable EPS of $0.62 increased 13%.

•	Consumer Foods sales declined in line with expectations, and comparable operating profit was flat. Challenges for a few key brands are weighing on overall segment sales results. Strong productivity, lower marketing expense, and other cost reductions benefited segment profits.

•	Commercial Foods posted a slight decline in sales and a decrease in operating profit, as expected. The decrease in profit was due to previously discussed customer transition and crop quality issues in the Lamb Weston potato products business.

•	Private Brands sales and comparable operating profit increased substantially, although below original expectations, as prior year results included only 27 days of contribution from Ralcorp given the date of that acquisition.

•	The company continues to expect full-year diluted EPS to be in the range of $2.22—$2.25, adjusted for items impacting comparability.

•	Debt reduction and other capital allocation goals are unchanged.

•	The Ardent Mills transaction remains on track for completion in the second quarter of calendar 2014.

OMAHA, Neb., March 20, 2014 — ConAgra Foods, Inc., (NYSE: CAG) one of North America’s leading food companies, today reported results for the fiscal 2014 third quarter ended Feb. 23, 2014. Diluted EPS from continuing operations was $0.58 as reported for the fiscal third quarter vs. $0.28 in the year-ago period. After adjusting for items impacting comparability, current-quarter diluted EPS of $0.62 was 13% above the comparable $0.55 earned in the year-ago period. Items impacting comparability are summarized toward the end of this release and reconciled for Regulation G purposes on page 11.

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Gary Rodkin, ConAgra Foods’ chief executive officer, said, “We are on track with our EPS projections for the second half of this fiscal year. As we have previously discussed, there are operating challenges that have impacted segment performance and overall EPS growth, but we are encouraged by some pockets of strength. This quarter we posted good sales and market share performances for some of our consumer brands, good international growth for our potato operations, and continued improvement in the operations and organization for our private brands. The synergies expected from the former Ralcorp businesses are coming in slightly ahead of plans, and we continue to make good progress on SG&A efficiency initiatives. We reaffirm our full year fiscal 2014 EPS guidance, and remain confident in our long-term strategy and outlook.”

Consumer Foods Segment

Branded food items sold worldwide in retail channels.

The Consumer Foods segment posted sales of approximately $1.9 billion and operating profit of $266 million, as reported. Sales declined, as expected, reflecting a 3% volume decrease and flat price/mix. The impact of foreign exchange negatively impacted segment sales by 1%.

•	As previously discussed, some of the volume decline in the fiscal third quarter reflects business that occurred earlier than planned in the fiscal second quarter as part of holiday promotions and changes in customer inventory levels, thus a shift in timing.

•	Brands posting sales growth for the quarter include Bertolli, Hebrew National, Reddi-wip, Ro*Tel, Slim Jim, Swiss Miss, Wolf and others. More brand details are in the Q&A document accompanying this release.

•	As previously discussed, Healthy Choice, Orville Redenbacher’s and Chef Boyardee (which collectively have annual sales in excess of $1 billion) continue to face challenges and are posting substantial volume declines. The company has important product changes, in-store initiatives, and refinements to consumer communication under way, which are expected to gradually improve the volume and profit performance of these brands throughout fiscal 2015.

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Operating profit of $266 million was 1% above year-ago amounts as reported. After adjusting for $4 million of net expense in the current quarter and $5 million of net expense in the year-ago period from items impacting comparability, current quarter operating profit of $270 million was in line with comparable year-ago amounts. While top-line challenges weighed on profitability, several factors favorably contributed to the quarter’s profit performance, including manageable inflation, supply chain productivity initiatives, lower incentive compensation, and a strong focus on other selling, general, and administrative (SG&A) related efficiencies. Advertising and consumer promotion costs declined $15 million year-over-year, reflecting a focus on efficiency.

Commercial Foods Segment

Specialty potato, seasonings, blends, flavors, milled grain, as well as consumer branded and private branded packaged food items and bakery products, sold to foodservice and commercial channels worldwide.

Sales for the Commercial Foods segment were $1.5 billion, down slightly compared with $1.5 billion a year-ago (rounded) as reported. Current-quarter sales include some benefit from acquisitions, specifically legacy Ralcorp foodservice results, which had only 27 days of contribution in year-ago amounts because of the date of the acquisition. Segment operating profit was $163 million, 12% below year-ago amounts as reported. After adjusting for $17 million of net expense in the current quarter and $10 million of net expense in year-ago amounts from items impacting comparability, comparable current-quarter operating profit of $180 million declined 8% versus $196 million a year ago.

Lamb Weston potato products’ profits were below year-ago amounts, as expected, given that a major foodservice customer did not renew a sizeable amount of potato business toward the end of last fiscal year. Lamb Weston continues to expand business with other customers; margins are lower-than-planned because of the customer mix shift as well as weaker-than-planned potato crop quality. Lamb Weston is achieving good growth internationally despite the fact that some customers are facing short-term challenges in certain Asian markets. Flour milling sales decreased, reflecting the pass-through of lower wheat costs as well as lower volumes, while milling profits increased over year-ago amounts due to favorable mix and efficiencies. Overall segment profits also reflect lower incentive compensation expense.

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Private Brands

Private brand food items sold in domestic markets.

Sales for the Private Brands segment were $1.1 billion in the quarter, up more than $600 million over year-ago amounts. This increase reflects the acquisition of the Ralcorp businesses; sales from most of the former Ralcorp businesses are reported within this segment. Year-ago amounts include only 27 days of contribution from Ralcorp because of the date of the acquisition. Operating profit for this segment was $45 million as reported and $66 million adjusted for items impacting comparability; the increase over prior-year amounts reflects the acquisition.

As previously discussed, profitability for the Private Brands segment is below plan this fiscal year in part due to sales force and supply chain transition issues, as well as pricing actions implemented in response to competitive pressure. As part of improving connections with customers as the company works through those issues, and to remain competitive in the marketplace, the company has made deliberate pricing concessions to protect volumes; these concessions have negatively impacted margins. The margin pressures are expected to continue throughout the remainder of the fiscal year and have been reflected in the current EPS guidance. The company has made organizational, pricing, and customer service improvements that are expected to gradually improve performance over time.

Hedging Activities – This language primarily relates to operations other than the company’s milling operations or significant financing activities.

Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The net of these activities resulted in $52 million of favorable impact in the current quarter and $27 million of unfavorable impact in the year-ago period. The company identifies these amounts as items impacting comparability.

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Other Items

•	Unallocated Corporate amounts were $50 million of expense in the current quarter and $199 million of expense in the year-ago period, as reported.

Current-quarter amounts include:

•	$52 million of favorable hedge-related impact.

•	$55 million of unfavorable impact related to settling interest rate derivatives and recognizing the loss in the current quarter. This is connected to the company’s decision to forego refinancing debt that matures in the fiscal fourth quarter.

•	$13 million of integration and restructuring costs.

Prior-year period amounts include:

•	$27 million of unfavorable hedge-related impact, and

•	$85 million of other expenses from items impacting comparability.

Excluding these amounts, unallocated Corporate expense was $34 million for the current quarter and $87 million in the year-ago period. The comparable decline largely reflects lower incentive and pension costs.

•	Equity method investment earnings were $11 million for the current quarter and $12 million in the year-ago period.

•	Net interest expense was $95 million in the current quarter and $71 million in the year-ago period; the increase reflects the incremental interest related to the debt incurred to fund acquisitions, principally Ralcorp.

Capital Items

•	Dividends for the current quarter totaled $105 million versus $101 million in the year-ago period, reflecting an increase in shares outstanding.

•	The company did not repurchase any shares of common stock during the quarter.

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•	For the current quarter, capital expenditures for property, plant and equipment were $139 million, compared with $107 million in the year-ago period. Depreciation and amortization expense was approximately $156 million for the fiscal third quarter; this compares with a total of $113 million in the year-ago period.

•	The company is currently preparing for the formation of Ardent Mills, a joint venture into which the company expects to contribute its milling operations. As discussed in the company’s 8-K filed on Feb. 10, 2014, that transaction is expected to close in the second quarter of calendar 2014, subject to reaching agreement with the U.S. Department of Justice, financing and other customary closing conditions. The company will offer more details on the specifics of the venture in connection with the close of the transaction.

•	The company is preparing to divest a small operation within the Private Brands segment; historical amounts have been adjusted slightly to reflect the reclassification of this business as discontinued operations.

Outlook

The company continues to expect fiscal 2014 diluted EPS, adjusted for items impacting comparability, to be in the range of $2.22-$2.25. The company continues to expect operating cash flow of approximately $1.4 billion in fiscal 2014, and to repay approximately $550 million of debt before the end of the fiscal year. After repaying approximately $550 million of debt in fiscal 2014, this will amount to slightly more than $950 million of cumulative net debt repayment since the acquisition of Ralcorp.

Consistent with past practice, the company will communicate details on expectations for fiscal 2015 EPS performance with the fiscal 2014 year-end release; as previously disclosed, the company expects comparable EPS growth in fiscal 2015 at a rate lower than the original double-digit target.

The company’s long-term EPS growth rates, and multi-year synergy goals related to the Ralcorp acquisition, are unchanged from prior estimates. The company expects at least 10% annual comparable EPS growth in the fiscal 2016-2017 period, largely due to the benefit of Ralcorp-related synergies; the company continues to expect the Ralcorp transaction to generate $300 million of annual pretax cost-related synergies by the end of fiscal 2017.

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CONAGRA FOODS

Major Items Impacting Third-quarter Fiscal 2014 EPS Comparability

Included in the $0.58 diluted EPS from continuing operations for the third quarter of fiscal 2014 (EPS amounts rounded and after tax):

•	Approximately $0.08 per diluted share of net benefit, or $52 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

•	Approximately $0.08 per diluted share of net expense, or $55 million pretax, related to the settlement of interest rate derivative hedges that were initiated in prior years in anticipation of refinancing debt that matures in the fourth quarter of fiscal 2014. Based on an assessment of the company’s debt repayment alternatives, the company has decided to forego refinancing that debt, and has therefore recognized the derivative loss in earnings immediately.

•	Approximately $0.06 per diluted share of net expense, or $38 million pretax, resulting from restructuring and integration (including acquisition-related restructuring). $21 million of this is classified within the results of the Private Brands segment (mostly SG&A), $13 million is classified as unallocated Corporate expense (SG&A), and $4 million is classified within the Consumer Foods segment (mostly SG&A).

•	Approximately $0.04 per diluted share of net benefit due to resolving U.S. and foreign tax matters related to transactions occurring in prior years.

•	Approximately $0.02 per diluted share of net expense, or $17 million pretax, resulting from impairment of assets in the Commercial Foods segment (SG&A).

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Included in the $0.28 diluted EPS from continuing operations for the third quarter of fiscal 2013 (EPS amounts rounded and after tax):

•	Approximately $0.16 per diluted share of net expense, or $103 million pretax, resulting from acquisition, acquisition-related restructuring, integration, and transaction costs. $81 million is within unallocated Corporate expense (all of which is in SG&A), $17 million is within the Private Brands results (all cost of goods sold, “COGS”) and $5 million is within Consumer Foods ($2 million in COGS, $3 million in SG&A).

•	Approximately $0.04 per diluted share of net expense, or $27 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

•	Approximately $0.03 per diluted share of net expense related to unusual tax matters resulting from acquisition costs.

•	Approximately $0.02 per diluted share of net expense, or $10 million pretax, related to impairment charges for assets within the Commercial Foods segment.

•	Approximately $0.01 per diluted share of net expense, or $5 million pretax, related to historical legal and environmental matters, classified within unallocated Corporate expense.

•	Note: There is an impact of approximately $0.01 per diluted share impact from rounding, as well as results from businesses that have been subsequently reclassified as discontinued operations. Due to the anticipated sale of a small business within the Private Brands segment, and the divestiture of another small operation completed earlier in fiscal 2014, small amounts historically included in diluted EPS from continuing operations, adjusted for items impacting comparability, and thus part of the original basis for comparison, have been reclassified as discontinued operations.

Discussion of Results

ConAgra Foods will host a conference call at 9:30 a.m. EDT today to discuss the results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-800-500-3170 and 1-719-457-2602, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.

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A rebroadcast of the conference call will be available after 1 p.m. EDT today. To access the digital replay, a pass code number will be required. Domestic participants should dial 1-888-203-1112, and international participants should dial 1-719-457-0820 and enter pass code 9669257. A rebroadcast also will be available on the company’s website.

In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.

ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s largest packaged food companies with branded and private branded food found in 99 percent of America’s households, as well as a strong commercial foods business serving restaurants and foodservice operations globally. Consumers can find recognized brands such as Banquet®, Chef Boyardee®, Egg Beaters®, Healthy Choice®, Hebrew National®, Hunt’s®, Marie Callender’s®, Orville Redenbacher’s®, PAM®, Peter Pan®, Reddi-wip®, Slim Jim®, Snack Pack® and many other ConAgra Foods brands, along with food sold by ConAgra Foods under private brand labels, in grocery, convenience, mass merchandise, club and drug stores. Additionally, ConAgra Foods supplies frozen potato and sweet potato products as well as other vegetable, spice, bakery and grain products to commercial and foodservice customers. ConAgra Foods operates ReadySetEat.com, an interactive recipe website that provides consumers with easy dinner recipes and more. For more information, please visit us at www.conagrafoods.com.

Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and assumptions and are subject to certain risks, uncertainties and changes in circumstances that could cause actual results to differ materially from potential results discussed in the forward-looking statements. These risks and uncertainties include, among other things: ConAgra Foods’ ability to realize the synergies and benefits contemplated by the acquisition of Ralcorp Holdings, Inc. (“Ralcorp”) and its ability to promptly and effectively integrate the business of

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Ralcorp; the timing to consummate the potential joint venture combining the flour milling businesses of ConAgra Foods, Cargill, Incorporated, and CHS Inc.; ConAgra Foods’ ability to realize the synergies and benefits contemplated by the potential joint venture; the availability and prices of raw materials, including any negative effects caused by inflation or adverse weather conditions; the effectiveness of ConAgra Foods’ product pricing, including product innovation, any pricing actions and changes in promotional strategies; the ultimate outcome of litigation, including the lead paint matter; future economic circumstances; industry conditions; ConAgra Foods’ ability to execute its operating and restructuring plans; the success of ConAgra Foods’ cost-savings initiatives, and innovation and marketing investments; the competitive environment; operating efficiencies; the ultimate impact of any ConAgra Foods product recalls; access to capital; actions of governments and regulatory factors affecting ConAgra Foods’ businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of ConAgra Foods’ common stock and debt, if any; and other risks described in ConAgra Foods’ reports filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. ConAgra Foods disclaims any obligation to update or revise statements contained in this press release to reflect future events or circumstances or otherwise.

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Regulation G Disclosure

Below is a reconciliation of Q3 FY14 and Q3 FY13 diluted earnings per share from continuing operations, Consumer Foods segment operating profit, Commercial Foods segment operating profit, and Private Brands segment operating profit. Amounts may be impacted by rounding.

Q3 FY14 & Q3 FY13 Diluted EPS from Continuing Operations

	Q3 FY14	Q3 FY13	% change
Diluted EPS from continuing operations	$0.58	$0.28	107%
Items impacting comparability:
Net expense related to settlement of interest rate derivatives	0.08	—
Restructuring and integration costs (including acquisition-related restructuring)	0.06	0.02
Transaction costs	—	0.15
Net expense related to impairment costs in the Commercial Foods segment	0.02	0.02
Net expense (benefit) related to unallocated mark-to-market impact of derivatives	(0.08)	0.04
Net expense (benefit) related to the resolution of certain tax matters	(0.04)	0.03
Net expense related to historical legal, insurance, and environmental matters	—	0.01
Note: Amounts impacted by rounding. Minor amounts in FY13 EPS from continuing operations have been subsequently reclassed to discontinued operations due to divestitures.	—	—

Diluted EPS adjusted for items impacting comparability	$0.62	$0.55	13%

Consumer Foods Segment Operating Profit Reconciliation
(Dollars in millions)	Q3 FY14	Q3 FY13	% change
Consumer Foods Segment Operating Profit	$266	$265	1%
Restructuring, integration, and transactions costs (including acquisition-related restructuring)	4	5

Consumer Foods Segment Adjusted Operating Profit	$270	$270	0%

Commercial Foods Segment Operating Profit Reconciliation
(Dollars in millions)	Q3 FY14	Q3 FY13	% change
Commercial Foods Segment Operating Profit	$163	$186	-12%
Net expense related to impairment costs	17	10

Commercial Foods Segment Adjusted Operating Profit	$180	$196	-8%

Private Brands Segment Operating Profit Reconciliation
(Dollars in millions)	Q3 FY14
Private Brands Segment Operating Profit	$45
Restructuring, integration, and transactions costs (including acquisition-related restructuring)	21

Private Brands Segment Adjusted Operating Profit	$66

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ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	THIRD QUARTER
	13 Weeks Ended	13 Weeks Ended
	February 23, 2014	February 24, 2013	Percent Change
SALES
Consumer Foods	$1,870.4	$1,939.0	(3.5)%
Commercial Foods	1,456.0	1,466.9	(0.7)%
Private Brands	1,063.3	427.9	148.5%

Total	4,389.7	3,833.8	14.5%

OPERATING PROFIT
Consumer Foods	$266.3	$264.6	0.6%
Commercial Foods	163.5	186.2	(12.2)%
Private Brands	44.7	7.0	538.6%

Total operating profit for segments	474.5	457.8	3.6%
Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(49.5)	(198.6)	(75.1)%
Interest expense, net	(95.0)	(70.6)	34.6%

Income from continuing operations before income taxes and equity method investment earnings	$330.0	$188.6	75.0%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	THIRD QUARTER
	39 Weeks Ended	39 Weeks Ended
	February 23, 2014	February 24, 2013	Percent Change
SALES
Consumer Foods	$5,535.9	$5,629.3	(1.7)%
Commercial Foods	4,563.9	4,455.8	2.4%
Private Brands	3,167.3	778.2	307.0%

Total	13,267.1	10,863.3	22.1%

OPERATING PROFIT
Consumer Foods	$722.3	$730.0	(1.1)%
Commercial Foods	493.8	541.9	(8.9)%
Private Brands	198.1	20.9	847.8%

Total operating profit for segments	1,414.2	1,292.8	9.4%
Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(278.6)	(247.7)	12.5%
Interest expense, net	(286.0)	(173.3)	65.0%

Income from continuing operations before income taxes and equity method investment earnings	$849.6	$871.8	(2.5)%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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ConAgra Foods, Inc.

Consolidated Statements of Earnings

(in millions, except per share amounts)

(unaudited)

	THIRD QUARTER
	13 Weeks Ended	13 Weeks Ended
	February 23, 2014	February 24, 2013	Percent Change
Net sales	$4,389.7	$3,833.8	14.5%
Costs and expenses:
Cost of goods sold	3,414.5	2,962.9	15.2%
Selling, general and administrative expenses	550.2	611.7	(10.1)%
Interest expense, net	95.0	70.6	34.6%

Income from continuing operations before income taxes and equity method investment earnings	330.0	188.6	75.0%
Income tax expense	90.3	77.7	16.2%
Equity method investment earnings	11.2	12.0	(6.7)%

Income from continuing operations	250.9	122.9	104.1%
Income (loss) from discontinued operations, net of tax	(14.0)	0.5	N/A

Net income	$236.9	$123.4	92.0%

Less: Net income attributable to noncontrolling interests	2.6	3.4	(23.5)%

Net income attributable to ConAgra Foods, Inc.	$234.3	$120.0	95.2%

Earnings per share – basic
Income from continuing operations	$0.59	$0.29	103.4%
Loss from discontinued operations	(0.03)	—	100.0%

Net income attributable to ConAgra Foods, Inc.	$0.56	$0.29	93.1%

Weighted average shares outstanding	421.2	410.7	2.6%

Earnings per share – diluted
Income from continuing operations	$0.58	$0.28	107.1%
Income (loss) from discontinued operations	(0.03)	0.01	N/A

Net income attributable to ConAgra Foods, Inc.	$0.55	$0.29	89.7%

Weighted average share and share equivalents outstanding	427.3	417.8	2.3%

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ConAgra Foods, Inc.

Consolidated Statements of Earnings

(in millions, except per share amounts)

(unaudited)

	THIRD QUARTER
	39 Weeks Ended	39 Weeks Ended
	February 23, 2014	February 24, 2013	Percent Change
Net sales	$13,267.1	$10,863.3	22.1%
Costs and expenses:
Cost of goods sold	10,450.1	8,262.2	26.5%
Selling, general and administrative expenses	1,681.4	1,556.0	8.1%
Interest expense, net	286.0	173.3	65.0%

Income from continuing operations before income taxes and equity method investment earnings	849.6	871.8	(2.5)%
Income tax expense	240.9	311.2	(22.6)%
Equity method investment earnings	20.6	32.4	(36.4)%

Income from continuing operations	629.3	593.0	6.1%
Income (loss) from discontinued operations, net of tax	7.2	(0.9)	N/A

Net income	$636.5	$592.1	7.5%

Less: Net income attributable to noncontrolling interests	9.2	10.4	(11.5)%

Net income attributable to ConAgra Foods, Inc.	$627.3	$581.7	7.8%

Earnings per share – basic
Income from continuing operations	$1.47	$1.42	3.5%
Income from discontinued operations	0.02	—	100.0%

Net income attributable to ConAgra Foods, Inc.	$1.49	$1.42	4.9%

Weighted average shares outstanding	421.1	408.4	3.1%

Earnings per share – diluted
Income from continuing operations	$1.45	$1.40	3.6%
Income from discontinued operations	0.01	—	100.0%

Net income attributable to ConAgra Foods, Inc.	$1.46	$1.40	4.3%

Weighted average share and share equivalents outstanding	427.4	414.5	3.1%

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ConAgra Foods, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	February 23, 2014	May 26, 2013
ASSETS
Current assets
Cash and cash equivalents	$239.2	$183.9
Receivables, less allowance for doubtful accounts of $7.4 and $7.6	1,275.6	1,279.4
Inventories	2,498.7	2,340.9
Prepaid expenses and other current assets	451.1	510.8
Current assets held for sale	56.0	64.8

Total current assets	4,520.6	4,379.8
Property, plant and equipment, net	3,819.7	3,757.6
Goodwill	8,427.2	8,426.7
Brands, trademarks and other intangibles, net	3,308.2	3,403.6
Other assets	270.7	293.5
Noncurrent assets held for sale	86.9	144.1

	$20,433.3	$20,405.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$145.6	$185.0
Current installments of long-term debt	585.1	517.9
Accounts payable	1,486.0	1,498.1
Accrued payroll	167.4	287.0
Other accrued liabilities	850.1	908.5
Current liabilities held for sale	6.3	4.8

Total current liabilities	3,240.5	3,401.3
Senior long-term debt, excluding current installments	8,564.8	8,691.0
Subordinated debt	195.9	195.9
Other noncurrent liabilities	2,714.1	2,754.0
Noncurrent liabilities held for sale	0.2	0.1
Total stockholders’ equity	5,717.8	5,363.0

	$20,433.3	$20,405.3

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CONAGRA FOODS

ConAgra Foods, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(in millions)

(unaudited)

	Thirty-nine weeks ended
	February 23, 2014	February 24, 2013
Cash flows from operating activities:
Net income	$636.5	$592.1
Income (loss) from discontinued operations	7.2	(0.9)

Income from continuing operations	629.3	593.0
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	447.4	298.1
Asset impairment charges	34.5	19.8
Earnings of affiliates in excess of distributions	(2.9)	(11.8)
Share-based payments expense	45.9	52.8
Contributions to pension plans	(13.7)	(14.7)
Pension expense	(6.7)	16.5
Terminated forward starting swap payable	54.9	—
Other items	1.4	(37.7)
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Accounts receivable	14.2	(12.8)
Inventory	(157.8)	(234.8)
Deferred income taxes and income taxes payable, net	47.1	68.1
Prepaid expenses and other current assets	(22.4)	(32.7)
Accounts payable	(10.3)	43.8
Accrued payroll	(119.5)	88.0
Other accrued liabilities	(4.0)	(54.8)

Net cash flows from operating activities — continuing operations	937.4	780.8
Net cash flows from operating activities — discontinued operations	4.9	0.9

Net cash flows from operating activities	942.3	781.7

Cash flows from investing activities:
Additions to property, plant and equipment	(471.0)	(286.0)
Sale of property, plant and equipment	15.0	7.6
Purchase of businesses, net of cash acquired	(40.9)	(5,017.7)
Investment in equity method investee	—	(1.8)

Net cash flows from investing activities — continuing operations	(496.9)	(5,297.9)
Net cash flows from investing activities — discontinued operations	53.1	(3.1)

Net cash flows from investing activities	(443.8)	(5,301.0)

Cash flows from financing activities:
Net short-term borrowings	(39.3)	(38.9)
Issuance of long-term debt	—	6,217.7
Debt issuance costs	—	(56.6)
Repayment of long-term debt	(71.2)	(911.8)
Issuance of ConAgra Foods, Inc. common shares	—	269.3
Repurchase of ConAgra Foods, Inc. common shares	(100.0)	(245.0)
Cash dividends paid	(315.5)	(296.6)
Exercise of stock options and issuance of other stock awards	87.4	197.2
Other items	—	2.2

Net cash flows from financing activities	(438.6)	5,137.5

Effect of exchange rate changes on cash and cash equivalents	(4.6)	2.6
Net change in cash and cash equivalents	55.3	620.8
Cash and cash equivalents at beginning of period	183.9	103.0

Cash and cash equivalents at end of period	$239.2	$723.8

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